As filed with the Securities and Exchange Commission on October 23, 2014
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
T. ROWE PRICE GROUP, INC.
(Exact name of registrant as specified in its charter)

Maryland	52-2264646
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

100 East Pratt Street
Baltimore, Maryland	21202
(Address of principal executive offices)	(Zip Code)
T. ROWE PRICE GROUP, INC.
SUPPLEMENTAL SAVINGS PLAN
(Full title of plan)

(Name, address and telephone number of agent for service)
James A.C. Kennedy	(Copy to:)
Chief Executive Officer and President	R.W. Smith, Jr., Esquire
T. Rowe Price Group, Inc.	DLA Piper LLP (US)
100 East Pratt Street	6225 Smith Avenue
Baltimore, Maryland 21202	Baltimore, Maryland 21209-3600
(410) 345-2000	(410) 580-3000
     Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (3)

Deferred Compensation Obligations (1)	$100,000,000	100%	$100,000,000	$11,620

(1)    The Deferred Compensation Obligations are unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the T. Rowe Price Group, Inc. Supplemental Savings Plan (the “Plan”). The amount to be registered represents the dollar amount of the compensation to be deferred and payable in the future in accordance with the Plan and participant elections.
(2)    Estimated solely for the purpose of determining the registration fee.
(3)    Calculated pursuant to Rule 457(h).

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Not required to be included in this Form S-8 Registration Statement pursuant to the introductory Note to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE
The following documents, which have previously been filed by the Registrant with the Securities and Exchange Commission are incorporated by reference herein and shall be deemed to be part of this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2013; and

(b)
All other reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), since the end of the fiscal year covered by the document referred to in (a) above; and

No Current Reports on Form 8-K furnished under Items 2.02 or 7.01 of Form 8-K are incorporated herein by reference.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
ITEM 4. DESCRIPTION OF SECURITIES

The Registrant adopted the T. Rowe Price Group, Inc. Supplemental Savings Plan (the “Plan”) to be effective January 1, 2015. The Plan is an unfunded deferred compensation plan that is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended. The Plan will provide deferred compensation benefits to certain officers of the Registrant (the “Participants”).

Under the Plan, the Registrant will provide eligible Participants the opportunity to defer receipt of up to 100% of their cash incentive compensation earned for the respective calendar year during which services are performed for the Registrant by the Participant (each a “Performance Year”). Amounts deferred by a Participant under the Plan will be credited to a deferral contribution account that will be used to determine the amounts to be paid to the Participant under the Plan. The deferral contribution account represents an unfunded, unsecured promise by the Registrant to pay such amounts in the future, and does not represent ownership, or any ownership interest in, any particular assets of the Registrant. All amounts deferred by a Participant remain the general assets of the Registrant until paid.

Participant deferral contribution accounts will be fully vested and nonforfeitable at all times. Until fully distributed, Participant deferral contribution accounts will be adjusted with earnings, losses, appreciation and depreciation, based on the performance of certain hypothetical investments chosen by the Participant from a designated list of investment funds. Participants may change their investment allocations at any time, subject to reasonable administrative restrictions. The Registrant is not required to invest any assets to mirror Participant investment allocations, but may elect to do so.

Account balances will be paid by the Registrant on the date or dates selected by the Participant in accordance with the terms of the Plan or as otherwise provided in the Plan. In general, Participants may elect to have their account balance with respect to each Performance Year paid in January of a specified year that is at least two years beyond the date on which the incentive compensation payment otherwise would have been paid. Regardless of a Participant’s deferral election, in the event of a Participant’s separation from service with the Registrant, Participants will be paid their account balance with respect to each Performance Year in either a single sum payment or up to 15 annual installments, as elected by the Participant, in either case commencing seven months after the month in which the separation from service occurs. Distribution of account balances may also be made in the discretion of the Registrant’s Management Compensation Committee in the event that a Participant suffers an unforeseeable financial emergency, and survivor benefits will be paid as soon as practicable following a Participant’s death.

The obligations of the Registrant that arise under the Plan (the “Obligations”) will be unsecured general obligations of the Registrant to pay the deferred compensation in the future in accordance with the terms of the Plan and will rank pari passu with other unsecured and unsubordinated indebtedness of the Registrant from time to time outstanding. Satisfaction of the Obligations is subject to the risks of the Registrant’s insolvency. The Obligations will be denominated and payable in United States dollars, except as otherwise may be determined by the Registrant with respect to one or more Participants who reside outside the United States.

There is no trading market for the Obligations. The Obligations are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment; except that the Obligations may be transferred by last will and testament, the laws of descent and distribution or written beneficiary designation, and the Obligations may be offset by a Participant’s indebtedness (if any) to the Registrant, but solely to the extent (and subject to the conditions) provided in the Plan and permitted under applicable law. Any attempt by any person to transfer or assign benefits under the Plan, other than a claim for benefits by a Participant or his or her beneficiary(ies) or an offset as provided above, will be null and void. The Obligations are not convertible into any other security of the Registrant. No trustee has been appointed to take action with respect to the Obligations and each Participant in the Plan will be responsible for enforcing his or her own rights with respect to the Obligations.

The Registrant’s Management Compensation Committee may amend, modify or terminate the Plan at any time without the consent of the Participants, provided that no such action may deprive a Participant or beneficiary of his or her benefits accrued under the Plan prior to the date of such action (subject to any deemed investment losses); and provided further that no such action will result in the distribution of benefits under the Plan earlier than as scheduled except as and to the extent permitted by applicable law.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL
None.
ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Directors and officers of the Registrant are indemnified under Section 2-418 of the Corporations and Associations Article of the Annotated Code of Maryland, and under Article EIGHTH, Section 6 of the Registrant’s Charter as follows:

(6) The Corporation shall indemnify (a) its directors to the full extent provided by the general laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures provided by such laws; (b) its officers to the same extent it shall indemnify its directors; and (c) its officers who are not directors to such further extent as shall be authorized by the Board of Directors and be consistent with law. The foregoing shall not limit the authority of the Corporation to indemnify other employees and agents consistent with law.

As permitted by Maryland law, Article EIGHTH, Section 7 of the Registrant’s Charter limits the monetary liability of its directors and officers to the Registrant and its stockholders to the maximum extent permitted by Maryland law in effect from time to time. Article EIGHTH, Section 7 of the Registrant’s Charter provides as follows:

(7) To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no director or officer of this Corporation shall be personally liable to the Corporation or its stockholders for money damages. No amendment of the charter of the Corporation or repeal of any of its provisions shall limit or eliminate the benefits provided to directors and officers under this provision with respect to any act or omission which occurred prior to such amendment or repeal.
ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED
Not applicable.
ITEM 8. EXHIBITS
The following exhibits are filed herewith or incorporated herein by reference.

EXHIBIT NUMBER	DESCRIPTION
3.1
Charter of T. Rowe Price Group, Inc., as Amended by Articles of Amendment dated April 10, 2008. (Incorporated by reference from Form 10-Q Report for the quarterly period ended March 31, 2008 filed on April 24, 2008; File No. 033-07012-99.)

3.2	Amended and Restated By-Laws of T. Rowe Price Group, Inc. as of February 12, 2009. (Incorporated by reference from Form 8-K Current Report filed on February 17, 2009; File No. 033-07012-99.)
5.1	Opinion of DLA Piper LLP (US) as to the legality of the securities being offered. (Includes Consent of Counsel filed herewith.)
23.1	Consent of Counsel. (Contained in Exhibit 5.1 to this Registration Statement.)
23.2	Consent of Independent Registered Public Accounting Firm. (Filed herewith.)
24.1	Power of Attorney. (Filed herewith.)
99.1	Supplemental Savings Plan. (Filed herewith.)
99.2	Supplemental Savings Plan - Schedule 1 - Sponsoring Employers. (Filed herewith.)
99.3	Supplemental Savings Plan - Schedule 2 - UK Addendum. (Filed herewith.)
 ITEM 9. UNDERTAKINGS
The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Paragraphs (l)(i) and (l)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, T. Rowe Price Group, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on this 23 day of October, 2014.

T. ROWE PRICE GROUP, INC.
By:	/s/ Kenneth V. Moreland
Kenneth V. Moreland
Vice President, Chief Financial Officer and Treasurer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

*	Chief Executive Officer and President (Principal Executive Officer)
James A.C. Kennedy

*	Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)
Kenneth V. Moreland

*	Vice President (Principal Accounting Officer)
Jessica M. Hiebler

By: /s/ Kenneth V. Moreland	As Attorney-in-Fact	October 23, 2014
Kenneth V. Moreland

A majority of the Board of Directors:

Mark S. Bartlett, Edward C. Bernard, Mary K. Bush, Donald B. Hebb, Jr., Freeman A. Hrabowski III, James A.C. Kennedy, Robert F. MacLellan, Brian C. Rogers, Olympia J. Snowe, Dr. Alfred Sommer, Dwight S. Taylor and Anne Marie Whittemore

By: /s/ Kenneth V. Moreland	As Attorney-in-Fact	October 23, 2014
Kenneth V. Moreland